Rosenman & Colin LLP
                               575 Madison Avenue
                            New York, New York 10022

May 30, 2000

Edward I. Tishelman, Esq.
Hartman & Craven LLP
460 Park Avenue
New York, NY 10022-1987

Dear Mr. Tishelman:

I refer to your letter, dated May 24, 2000, to the members of the Board of Directors of IVC Industries, Inc. ("IVC"). We represent IVC and are responding to your letter on its behalf.

The Board of Directors adopted IVC's Shareholder Rights Plan in furtherance of its fiduciary duties to all of the stockholders of IVC. Delaware law is quite clear that the adoption of such a Plan, in the context of its adoption by IVC, is in accordance with law and does not constitute "an unacceptable breach of [the Board's] fiduciary duty."

IVC is willing to invite your principals to attend the next regular meeting of the Board of Directors, currently scheduled for August 17, 2000. Obviously, the Board will not agree in advance to take any action with respect to the Shareholder Rights Plan. However, you should know that, although there currently is no proposal before the Board, based on my discussions with the holders of more than a majority of the outstanding common stock of IVC, such holders are unwilling to accept an offer of $5.00 per share of IVC common stock and believe that a price of $5.00 per share substantially undervalues IVC.

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A stockholder is not entitled, as of right, to the records of the proceedings of the Board of Directors and your request is improper in both form and substance. Accordingly, your request for such access is hereby denied.

Very truly yours,


/s/ Edward H. Cohen
-------------------
Edward H. Cohen

EHC/mb

cc: Members of the Board of Directors of IVC Industries, Inc.